Exhibit 10.3
*Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential in this case.
Electricity Sales and Purchase Agreement
Seller: CHAMPION ENERGY SERVICES, LLC
Buyer: PANTHER CREEK POWER OPERATING, LLC
Effective Date: 02/29/2024
This Agreement is made by and between Seller and Buyer (referred to collectively as the "Parties" and individually as a "Party”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1: SCOPE OF THE AGREEMENT
1.1 Electricity Supply. Upon enrollment of Buyer’s Facilities, Seller shall sell and deliver, or cause a third party (including Buyer’s Local Utility) to deliver, and Buyer shall purchase and receive, 100% of Buyer’s Electricity requirements for enrolled Buyer’s Facilities at the Delivery Point(s) solely for use at Buyer’s Facilities.
1.2 Transactions. From time to time, the Parties may, but are not obligated to, enter into one or more Transactions. Transactions will ordinarily be entered into by the execution of a Transaction Addendum. The Parties may also enter into Transactions orally or through the use of Electronic Communication, and in those cases Buyer shall execute, promptly upon Seller’s request, a Transaction Addendum confirming the terms of such Transaction. The Parties agree that a Transaction Addendum may take the form of a facsimile or an Imaged Document. Notwithstanding the foregoing, the failure of either Party to execute a Transaction Addendum shall not invalidate an otherwise valid Transaction. Each Party agrees not to contest, or assert any defense to, the validity or enforceability of a Transaction entered into in accordance with this Agreement based on any Law requiring agreements to be in writing or to be signed by the Parties, or based on any lack of authority of the Party or any lack of authority of any employee of the Party to enter into a Transaction.

ARTICLE 2: TERM OF AGREEMENT
2.1 Termination. Either Party may terminate this Agreement by providing thirty days written notice to the other Party; provided that this Agreement will remain in effect with respect to the Transaction(s) entered into prior to such termination until both Parties have fulfilled all of their obligations with respect to such Transaction(s) or such Transaction(s) have each been terminated under Articles 6 or 7 of this Agreement; provided that all obligations of the Parties which must survive such termination in order to give full force and effect to the intent of the Parties as expressed herein will survive such termination.
2.2 No-Transaction Deliveries. For periods during which Seller delivers and Buyer receives Electricity and there is no Transaction in effect with respect to such deliveries (including, without limitation, for any deliveries made subsequent to termination of this Agreement), Seller may terminate service by providing ten (10) days’ written notice to Buyer of a date for such termination. If Seller provides such notice and Buyer does not switch to another supplier, then, to the extent permitted by applicable law, Seller may switch Buyer to a default supplier, or, if Seller is unable to switch Buyer to a default supplier, disconnect Buyer.

ARTICLE 3: PRICING
3.1 Contract Price. The price that Buyer pays for Electricity is set forth in each Transaction. If Seller delivers and Buyer receives Electricity and there is no Transaction in effect with respect to such deliveries (including, without limitation, for any deliveries made subsequent to termination of this Agreement), then the Contract Price for such deliveries will be the Base Price.
3.2 Taxes. As between the Parties, Seller is responsible for all Taxes incurred up to the Delivery Point and Buyer is responsible for all Taxes incurred at and after the Delivery Point whether imposed on Buyer or Seller. Seller may recoup such Taxes as a separate line item on Seller’s invoice to the extent allowed by Law. Seller will recognize a sales tax exemption of Buyer only upon receipt of proper documentation from Buyer.

ARTICLE 4: SERVICE OBLIGATIONS
4.1 Enrollment. Buyer shall timely provide Seller with all information (including account information), documentation, and authorization required to appoint Seller as Buyer's Electricity service provider and to allow Seller to receive information from Buyer’s Local Utility that is required for Seller to perform its obligations hereunder. Seller shall enroll Buyer’s Facilities upon: (1) execution of a Transaction; (2) receipt of all information, documentation, and authorization required to appoint Seller as Buyer's retail supplier of electricity; and (3) a designated active switch date from Buyer’s Local Utility.
4.2 Reimbursement. Seller shall reimburse Buyer for all costs and losses incurred by Buyer resulting from a delayed or unsuccessful enrollment or de-enrollment that is a direct result of a negligent act or omission by Seller. Buyer shall reimburse Seller for all costs and losses incurred by Seller resulting from a delayed or unsuccessful enrollment or de-enrollment that is a direct result of a negligent act or omission by Buyer.
4.3 Operational Requirements. Buyer shall use commercially reasonable efforts to operate Buyer’s Facilities such that Electricity consumption is consistent with Buyer’s Baseline. Unless otherwise specified in an Addendum, Buyer shall notify Seller as soon as practicable of: (i) any revised monthly consumption forecast; (ii) all scheduled or unscheduled outages or anticipated changes in usage; (iii) changes in Buyer’s Baseline; and (iv) any removal of a Buyer’s Facility from service hereunder during the effective period of an Addendum or a Transaction. Buyer shall be responsible to Seller for any additional costs and losses incurred by Seller arising from (i), (ii), (iii) or (iv); provided that Seller shall use
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commercially reasonable efforts to mitigate any such costs after receipt of such notice.
4.4 Metering. Buyer or Buyer’s Local Utility is responsible for the cost of installing meters and related equipment (including any telemetry and associated telephonic connections) at Buyer’s Facilities that are required by Buyer’s Local Utility for Seller to perform its obligations under this Agreement. Such meters shall measure all Electricity at Buyer’s Facilities. Buyer must provide Seller with reasonable access to Buyer’s Facilities to install any additional metering equipment reasonably required by Seller. Seller shall be responsible for any costs associated with such additional metering equipment.
4.5 Delivery and Title. As between the Parties, Seller will be in exclusive control, hold title to, and be responsible for any damage or injury caused by Electricity before the Delivery Point(s). Seller shall have no further obligation or responsibility relating to the Electricity at and after the Delivery Point(s). Buyer acknowledges that Seller does not own or control any of the transmission or distribution facilities used to deliver Electricity to the Delivery Points, has no responsibility for system reliability, and that these functions are solely the responsibility of the RTO and/or Buyer’s Local Utility, and accordingly that Seller shall have no liability on account of any acts or omissions of these parties or for any interruption or failure to deliver arising therefrom.
4.6 Demand Response and On-Site Generation. Buyer may (i) participate in curtailment or demand response programs and/or (ii) utilize on-site generation that is capable of serving Buyer's Facilities, provided that Buyer provides prior written notice to Seller. Buyer shall be responsible for any costs incurred by Seller associated with Buyer’s participation in such programs and/or utilization of such on-site generation.

ARTICLE 5: BILLING, PAYMENT AND CREDIT
5.1 Seller Invoices. Seller’s invoices will be sent to the address set forth in the applicable Transaction Addendum or otherwise specified by Buyer in writing. Seller shall calculate the amount(s) due based upon Buyer’s actual usage and other necessary information or data. Seller may reasonably estimate usage and other charges at the time of invoicing; provided that Seller shall adjust subsequent invoices to reflect actual usage and charges after such information is received by Seller.
5.2 Payment Terms. Subject to Article 5.4, all Seller invoices are due and payable by Buyer to Seller, without Set-off, in accordance with Seller’s invoice instructions and the payment terms specified in the relevant Transaction Addendum. For any amounts that are not paid by the due date, Seller may assess a one-time late fee equal to the percentage specified in the relevant Transaction Addendum, multiplied by the past due amount. Seller may assess and collect from Buyer all costs and reasonable attorney’s fees incurred by Seller in collecting any outstanding balance owed by Buyer.
5.3 Local Utility Invoices. Where applicable, and as further specified in a Transaction Addendum, Buyer will receive separate invoices from Seller and from Buyer’s Local Utility for the services each entity provides (“Dual Billing”), or Buyer will receive a single invoice from Buyer’s Local Utility that includes Seller’s charges (“Consolidated Billing”). The due date of such utility-provided invoices will be determined by the Local Utility, and Buyer is responsible for timely payment of such invoices. Seller reserves the right to convert Buyer from Consolidated
Billing to Dual Billing or from Dual Billing to Consolidated Billing, if such a conversion will facilitate more timely billing, collections, and/or payment.
5.4 Billing Disputes. If there is a good faith dispute regarding any invoice, Buyer shall pay to Seller the undisputed amount of such invoice. If any part of the dispute is resolved in Seller’s favor, Buyer shall pay the resolved amount within two (2) Business Days after such resolution and shall include interest at the Interest Rate calculated as of the due date specified in the invoice. Buyer’s right to dispute an invoice will be deemed waived if not made by the earliest to occur of any of the following: (i) one (1) year after the date of invoice; (ii) the closure of the settlement date of the applicable RTO or Buyer’s Local Utility; or (iii) where recovery is prohibited by other applicable Law.
5.5 Credit. Upon any request from time to time by Seller, Buyer shall promptly provide to Seller such financial statements and other information as Seller may reasonably require to adequately assess Buyer’s creditworthiness. If Seller has reasonable grounds for insecurity regarding the performance, whether or not then due, of any obligation of Buyer under this Agreement (including, without limitation [ ]Seller may demand Adequate Assurances in an amount determined by Seller in a commercially reasonable manner, which Adequate Assurances shall be provided by Buyer within [ ] Business Days after such demand. In the event that Adequate Assurances are provided in the form of cash collateral, Buyer shall be deemed to have granted Seller a continuing first priority security interest in, lien on, and right of Set-off against such collateral.

ARTICLE 6: FORCE MAJEURE
Except for payment obligations, if either Party is rendered unable, wholly or in part, to perform its obligations under this Agreement due to Force Majeure, to the extent affected by the Force Majeure the obligations of each Party will be suspended for the duration of such Force Majeure. A Party claiming Force Majeure shall promptly notify the other Party by telephone and confirm within a reasonable period of time by a written notice describing in reasonable detail the nature and estimated duration of such Force Majeure. The Party claiming Force Majeure shall remedy the Force Majeure with all reasonable dispatch. If the duration of the Force Majeure event exceeds twenty days, the Party not claiming Force Majeure may terminate the affected portions of any Transaction upon written notice to the other Party. Any termination due to Force Majeure will not be subject to an early termination payment.

ARTICLE 7: DEFAULT AND TERMINATION
7.1 Early Termination. If a Default with respect to a Party shall have occurred and be continuing, the non-defaulting Party shall have the right to suspend its delivery obligations and/or designate a date upon which all outstanding Transactions will liquidate and terminate and all amounts owing will accelerate and be netted into a single amount in accordance with Article 7.3 as of such date (“Early Termination Date”).
7.2 Settlement Amount. The non-defaulting Party shall calculate in a commercially reasonable manner a Settlement Amount for each terminated Transaction as of the Early Termination Date. For purposes of calculating such Settlement
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Amount for any terminated Transaction for which the Contract Quantity thereunder is not a fixed quantity, the Contract Quantity shall be the estimated baseline quantity set forth in the Transaction Addendum.
7.3 Termination Payment. The non-defaulting Party shall calculate a termination payment owed by the defaulting Party to the non-defaulting Party by: netting out (i) all Settlement Amounts that would be due to the defaulting Party, plus, at the option of the non-defaulting Party, any cash or other form of security then available to the non-defaulting Party, plus any or all other amounts due to the defaulting Party under this Agreement against (ii) all Settlement Amounts that would be due to the non-defaulting Party, plus any or all other amounts due to the non-defaulting Party under this Agreement, so that all such amounts shall be netted to a single amount, which shall not be less than zero (the “Termination Payment”). The Parties acknowledge and agree that the Termination Payment, if there is one, reflects actual damages to the non-defaulting Party. The Termination Payment shall be due and payable by the defaulting Party to the non-defaulting Party within [ ] Business Days following the date of a Termination Payment invoice.
7.4 Post-Termination Deliveries. Notwithstanding any provision to the contrary, if Seller is required under Law to continue to make deliveries to Buyer under this Agreement or any Transaction after the Early Termination Date (“Post-Termination Deliveries”), the Parties agree that such obligation will not prohibit, limit or otherwise impair Seller’s rights under this Article 7 (including, without limitation, the right to terminate and liquidate any Transaction and accelerate any amounts owing).

ARTICLE 8: LIMITATION OF LIABILITY
8.1 Limitations. FOR BREACH OR DEFAULT ARISING FROM ANY PROVISION FOR WHICH AN EXPRESS REMEDY IS PROVIDED HEREIN, SUCH REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, LIABILITY SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, SUCH DIRECT, ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. EXCEPT AS MAY BE INCLUDED IN AN EXPRESS REMEDY PROVIDED FOR HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES, WHETHER BASED ON STATUTE, CONTRACT, TORT, UNDER ANY INDEMNITY OR OTHERWISE, WITHOUT REGARD TO CAUSE OR THE NEGLIGENCE OF ANY PARTY, WHETHER SOLE, JOINT, ACTIVE OR PASSIVE, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM ANY SUCH LIABILITY, EVEN IF DURING THE TERM HEREOF IT ADVISES THE OTHER OF THE POSSIBILITY OF SUCH DAMAGES. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE
DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. THE PROVISIONS OF THIS ARTICLE 8 SHALL APPLY TO THE FULLEST EXTENT PERMITTED BY LAW.

ARTICLE 9: REPRESENTATIONS AND WARRANTIES
9.1 Mutual. Each Party represents and warrants to the other that: (i) it is validly existing and in good standing in the jurisdiction of its formation as well as the jurisdiction in which any applicable Delivery Point is located; (ii) the execution, delivery and performance of this Agreement and each Transaction are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents or any agreements to which it is a party or any Law applicable to it; (iii) it has not filed, does not plan to file, nor has it had filed against it, any bankruptcy proceeding; (iv) this Agreement and each Transaction constitutes its legally valid and binding obligation enforceable against it in accordance with its terms (subject to any equitable defenses); (v) it is not a party to or subject to any commitment that may restrict or interfere with the delivery or receipt of Electricity under this Agreement; and (vi) it is a “forward contract merchant” (within the meaning of such term as used in the U.S. Bankruptcy Code) and each Party is acting in its capacity as a forward contract merchant in entering into this Agreement.
9.2 Buyer. Buyer represents to Seller that: (i) Seller is not acting as Buyer's advisor, expert, fiduciary, representative or consultant and has not provided, and nothing herein will be claimed by Buyer as the provision of, advice regarding the value or advisability of trading in commodities; (ii) Buyer shall be solely responsible for retaining adequate advisors and counsel to advise it with respect to the obligations assumed hereunder regardless of any information provided by Seller; (iii) it has knowledge and experience in business matters sufficient to enable it to evaluate the risks associated with this Agreement and this Agreement is entered into by Buyer at Buyer’s sole election and in the exercise of its independent judgment without duress; (iv) it is not relying on any representations of Seller other than those expressly set forth herein; (v) Buyer owns or controls Buyer’s Facilities or has control over the purchase and receipt of Electricity therefor; (vi) all of the information furnished by Buyer concerning Buyer’s Facilities (including applicable load factors, Buyer’s Local Utility rate classes and schedules, time of use, and service information), as well as financial information furnished by Buyer to Seller, is, to the best of Buyer’s information and belief, true and accurate when furnished to Seller; (vii) it is a producer, processor, commercial user of or merchant handling the commodity subject hereto and has entered into this Agreement and any Transactions solely for non-speculative purposes related to such business; (viii) it shall not resell any Electricity received from Seller to a third party; (ix) each of Buyer’s Facilities can be enrolled on the Start Date specified for each Transaction; (x) it understands that if a broker or consultant was involved in a Transaction, the fee or commission associated with such broker or consultant may be included in the Contract Price; and (xi) it has disclosed to Seller the existence of any on-site generation (other than emergency
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back-up generation). The representations and warranties made in this Article are deemed to be repeated upon the execution of any Transaction.
9.3 Warranties. NEITHER PARTY GIVES NOR RECEIVES ANY WARRANTY REGARDING THE SALE, PURCHASE OR DELIVERY OF ELECTRICITY, WHETHER EXPRESS, IMPLIED, OR STATUTORY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. SELLER DISCLAIMS ANY AND ALL IMPLIED WARRANTIES AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF ELECTRICITY FOR A PARTICULAR PURPOSE OR USE. THE OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE PARTIES ONLY, AND NO RECOURSE SHALL BE AVAILABLE AGAINST ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, PARTNER, OR AFFILIATE OF A PARTY UNLESS SPECIFICALLY PROVIDED FOR IN A SEPARATE AGREEMENT.

ARTICLE 10: BANKRUPTCY CODE MATTERS
The Parties acknowledge and agree that all Transactions constitute “forward contracts” within the meaning of the United States Bankruptcy Code. Each Party further agrees that, for purposes of this Agreement, the other Party is not a "utility" as such term is used in Section 366 of the U.S. Bankruptcy Code, and each Party waives and agrees not to assert the applicability of the provisions of such Section 366 in any bankruptcy proceeding wherein such Party is a debtor. The Parties further agree that all Electricity delivered hereunder constitutes a "good" under Section 503(b)(9) of the U.S. Bankruptcy Code.

ARTICLE 11: DEFINITIONS
Capitalized terms used in this Agreement have the following meanings:
“Adequate Assurances” means collateral in the form of cash, letters of credit, or other security acceptable to Seller.
“Affiliates” means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.
“Agreement” means this Electricity Sales and Purchase Agreement, including all appendices, Addenda, Voice Records, Electronic Communications, and schedules, which are incorporated herein by reference as part of this Agreement, and all Transactions and any credit support or similar agreement between the Parties in respect thereto.
“Base Price” means an amount per MWh in $US (unless otherwise provided for) equal to the sum of (1) the applicable market index price for the Delivery Point(s), and (2) a retail adder to be fixed by Seller based upon Seller’s then applicable month-to-month rate; provided that taxes, capacity, and other similar charges incurred by Seller may be passed through to Buyer if such charges are not already included in Seller’s month-to-month rate.
“Business Day” means any day except Saturday, Sunday, or Federal Bank Holidays.
“Buyer’s Baseline” means the stipulated MWh usage set forth in each Transaction.
“Buyer’s Facilities” means the enrolled account(s) identified in an applicable Transaction Addendum.
“Buyer’s Local Utility” means the electric distribution utility or utilities responsible for delivering Electricity to Buyer’s Facilities.
“Contract Price” means the price per MWh in $US (unless otherwise provided for) to be paid by Buyer to Seller for the purchase of Electricity as specified in a Transaction.
“Contract Quantity” means the quantity of Electricity specified in a Transaction.
“Costs” means, with respect to the non-defaulting Party only, brokerage fees, commissions and other similar third party transaction costs and expenses reasonably incurred by such Party either in terminating any arrangement pursuant to which it has hedged its obligations or entering into new arrangements which replace a terminated Transaction; and all reasonable attorneys’ fees and expenses incurred by the non-defaulting Party in connection with enforcing its rights under this Agreement in the event of termination.
“Default” means, with respect to a Party (the defaulting Party), the occurrence of any of the following; (1) the failure to make, when due, any payment required pursuant to this Agreement or otherwise, if such failure is not remedied within [ ] Business Days after written notice; (2) any representation or warranty is false or misleading when made or repeated; (3) the failure to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Default) if such failure is not remedied within [ ] Business Days after written notice; (4) the failure by Buyer to provide Adequate Assurances in accordance with Article 5.5; (5) such Party (or such Party’s credit support provider) files a petition or otherwise commences, authorizes or acquiesces to the commencement of a proceeding or cause of action with respect to it under any bankruptcy proceeding or similar Laws for the protection of creditors, or has such a petition filed against it; (6) such Party makes an assignment or any general arrangement for the benefit of creditors; (7) such Party otherwise becomes bankrupt or insolvent (however evidenced); (8) such Party becomes unable to pay its debts as they fall due; (9) termination of a Transaction prior to its End Date unless otherwise expressly agreed to in the Agreement; or (10) any default under any other agreement between the Parties.
“Delivery Point(s)” means the physical point(s) specified in a Transaction at which Seller shall deliver, or cause to be delivered, Electricity to Buyer.
“Electricity” means electric energy (expressed in MWh) and any related components thereto or products specified in a Transaction.
“Electronic Communication” means communication conducted by electronic means whereby electronic records are created, including without limitation, electronic mail and instant messaging.
“Force Majeure” means events or circumstances, beyond the reasonable control of a Party and not caused, in whole or in part, by the negligence of such Party, which prevent that Party
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from performing its obligations under this Agreement, and which the Party claiming Force Majeure is unable to avoid or prevent through the exercise of due diligence. Force Majeure includes, without limitation, a Force Majeure affecting an RTO or Buyer’s Local Utility that in turn prevents a Party’s performance of its obligations hereunder, including, but not limited to: fire, strike, embargo, explosion, power failure, flood, lightning, war, water, electrical storms, labor disputes, civil disturbances, governmental regulations, orders, decrees, enforcement actions or other requirements, acts of civil or military authority, acts of God, acts of public enemies, inability to secure replacement parts or materials, transportation facilities, or other causes beyond its reasonable control, whether or not similar to the foregoing. A claim of Force Majeure may not be based on: (1) Buyer’s inability to economically use or dispose of Electricity purchased under this Agreement; (2) Buyer’s closure or material curtailment or discontinuation of operation of any of Buyer’s Facilities due to economic circumstance or condition; or (3) Seller’s ability to sell Electricity at a price greater than the Contract Price.
“Gains” means, with respect to a Party, an amount equal to the present value of the economic benefit to it, if any (exclusive of Costs), resulting from the termination of a Transaction, determined in a commercially reasonable manner.
“Governmental Entity” means a municipality, county, governmental board, governmental department, commission, agency, bureau, administrative body, joint action agency, court, or other similar political subdivision or public entity or instrumentality of the United States or one or more states.
“Imaged Document” means any document generated by the Parties which is scanned and stored in electronic form, including, by way of illustration and not limitation, portable document format (.pdf) or similar type (e.g. jpg, tiff, gif).
“Interest Rate” means two percent (2%) per annum over the prime-lending rate as published in The Wall Street Journal under “Money Rates”; provided that, the Interest Rate may never exceed the maximum rate permitted by Law.
“Law” means any law, constitution, charter, statute, ordinance, code, rule, regulation, tariff, protocols, decision, order, decree, judgment or other legislative or administrative action of any Governmental Entity, or any interpretation thereof by any court, agency or instrumentality having jurisdiction, as well as all rules, policies and procedures lawfully adopted by an RTO governing or controlling the area in which Buyer’s Facilities are located.
“Losses” means, with respect to a Party, an amount equal to the present value of the economic loss to it, if any (exclusive of Costs), resulting from termination of a Transaction, determined in a commercially reasonable manner.
“MWh” means a megawatt-hour of Electricity.
“Off-Peak Hours” means hours not defined as On-Peak Hours.
“On-Peak Hours” means hours determined to be “on peak” by Buyer’s regional reliability council of the North American Electric Reliability Council, or any successor entity, governing the area in which Buyer’s Facilities are located.
“RTO” means a power pool, independent system operator, transmission provider, or Buyer’s Local Utility acting as the grid manager, or any comparable entity that provides system management and oversight for Electricity delivered to Buyer’s Facilities.
“Settlement Amount” means, with respect to a Transaction, the Losses or Gains, and Costs, which the non-defaulting Party incurs as a result of the termination of such Transaction.
“Set-off” means offset, combination of accounts, netting, right of retention or withholding, or any similar right.
“Start Date” means the date specified in a Transaction; provided, that if a Transaction does not specify such a date, then the date upon which all of the conditions set forth under Articles 4.1(1)-(2) are satisfied.
“Taxes” means all federal, state and local taxes, assessments, levies, duties, fees, charges or withholdings of any kind, including gross receipts taxes, utility and regulatory taxes, assessments and surcharges however denominated and all penalties, fines, additions to tax, or interest on unpaid taxes.
“Termination Payment” has the meaning set forth in Article 7.3.
“Transaction” means an agreement between the Parties for the purchase and sale of Electricity pursuant to this Agreement, which may include, among other terms, the Electricity product, Contract Price, delivery term, Contract Quantity and Delivery Point(s).
“Transaction Addendum” means, in respect to a specific Transaction, a supplement to, or modification of, this Agreement signed, or deemed accepted, by both Parties setting forth the terms of such Transaction.
“Voice Record” means a recorded telephone conversation between representatives of the Parties evidencing the terms of a Transaction.

ARTICLE 12: MISCELLANEOUS
12.1 Definitions. When the singular number is used, it is deemed to include the plural and vice versa. The words “include” and “including” mean “including, without limitation” with respect to whatever follows.
12.2 Confidentiality. This Agreement, each Transaction, and all confidential business information of the Parties in connection with the Agreement are strictly confidential and shall not be disclosed by a Party (except to such Party’s Affiliates, employees, lenders, counsel and other advisors, permitted assignees, or prospective purchasers who have agreed to treat such information as confidential) without the prior written consent of the other Party, except as required by Law; provided that Seller may publicize the existence of this Agreement in press releases and sales and marketing materials, and identify Buyer as a customer of Seller and as a reference to third parties. The Parties agree that damages would be an inadequate remedy for breach of this provision and that either Party is entitled to equitable relief in connection herewith, provided that any damages are limited to actual damages as provided herein.
12.3 Notices. Unless otherwise specified herein, any notice required or permitted under this Agreement, must be in writing and addressed as provided in Article 13. Notice by receipt confirmed facsimile, email or hand delivery shall be effective on the Business Day actually received. Notice by overnight United States mail or courier shall be effective on the next Business Day after it was sent.
12.4 Entire Agreement. This Agreement contains the complete understanding between the Parties and supersedes
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all previous discussions, communications, writings and agreements previously executed between the Parties related to the sale and purchase of Electricity. In addition, if the Parties have outstanding Addenda or appendices under an agreement that is superseded by this Agreement, those Addenda and appendices shall be governed by this Agreement. Except to the extent otherwise provided for herein, this Agreement may not be amended, modified or supplemented except in a writing signed by both Parties.
12.5 Assignment. This Agreement (including any Transaction, or portion thereof) may not be assigned or transferred by a Party without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except it may be assigned or transferred without such approval: (i) by either Party to a successor acquiring all or substantially all of the shares and/or the assets (including, without limitation, all or a substantial portion of Seller’s portfolio of retail supply contracts) of the transferring Party, whether by merger or acquisition, (ii) by either Party to any Affiliate; or (iii) by Seller in connection with any financing or other financial arrangements involving the accounts, revenues or proceeds hereof; provided, that in the case of items (i) and (ii), the assignee or transferee is at least as creditworthy as the assigning or transferring Party and such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement (including all outstanding Transactions). Notwithstanding anything to the contrary in this Agreement, Buyer agrees that Seller may require any approved assignee or transferee to execute a new Electricity Sales and Purchase Agreement, Transaction Addendum and/or appendix with Seller, as the case may be, as a condition precedent to the assignment or transfer of any (whole or partial) Transaction
12.6 Disputes. If an action, suit or other proceeding is brought to enforce or interpret this Agreement or any part hereof or the rights or obligations of any Party to this Agreement, the prevailing Party will be entitled to recover from the other Party reasonable attorneys’ fees and direct out-of-pocket costs and disbursements associated with the dispute that are incurred by the prevailing Party.
12.7 Waiver. No waiver by either Party of any right or obligation hereunder, including in respect to any Default by the other Party, shall be considered a waiver of any future right or obligation, whether of a similar or different character. Any waiver shall be in writing.
12.8 Third Party Beneficiaries. This Agreement does not grant, create or otherwise provide any rights enforceable by any person or entity not a Party to this Agreement.
12.9 Controlling Documents. This Agreement and all Transactions (including any Addenda) form a single integrated agreement between the Parties. Any inconsistency between any terms of this Agreement and any terms of a Transaction shall be resolved in favor of the terms of such Transaction. Upon full execution (or deemed acceptance) of a Transaction Addendum, such Transaction Addendum (absent manifest error) shall control in the event of any conflict with the terms of a Voice Record or Electronic Communication, or in the event of any conflict with the terms of this Agreement. In the absence of a Transaction Addendum, the Voice Record or Electronic Communication shall evidence the terms of the Transaction.
12.10 Electronic Communications. Each Party hereby consents to the recording and storage of Voice Records and
Electronic Communication and waives any objection to recording of Voice Records and use of Electronic Communication. An Electronic Communication record shall be deemed received upon arrival at the receiving Party’s electronic mailbox or internet address.
12.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE DELIVERY POINTS ARE LOCATED; PROVIDED THAT IF THE DELIVERY POINTS ARE IN MORE THAN ONE STATE, THEN THIS AGREEMENT SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THIS ARTICLE 12.11 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON.
12.12 Immunity. Buyer covenants that if it is a Governmental Entity it shall not claim immunity on the grounds of sovereignty or similar grounds from enforcement of this Agreement. Buyer further covenants that if it is a Governmental Entity it shall obtain all necessary budgetary approvals, appropriations, and funding for all of its obligations under this Agreement, the failure of which shall not be an excuse for Buyer’s performance hereunder.
12.13 Severability; Survival. Any provision declared or rendered unlawful, invalid, void or unenforceable by any applicable court of law or regulatory agency will not otherwise affect any other provision, agreement, covenant or remaining lawful obligations under this Agreement; provided, that in any such event, the Parties shall use good faith efforts to reform this Agreement in order to give effect to the original intention of the Parties. All obligations of the Parties that must survive termination of this Agreement or any Transaction Addendum in order to give effect to the intent of the Parties shall survive such termination.
12.14 Execution. This Agreement may be signed in counterparts, each of which will constitute an original and together will constitute one and the same Agreement. The Parties agree that if a copy of this Agreement, including any appendix and/or Transaction Addendum, is executed by a Party and transmitted to the other Party by facsimile, the copy received shall be deemed for all legal purposes to be an original executed by the transmitting Party.
12.15 Imaged Document. The Parties agree that if a copy of this Agreement, including any appendix and/or Transaction Addendum, is executed by a Party and transmitted to the other Party in the form of an Imaged Document, to which a Party has affixed its written or electronic signature, the copy received by the other Party shall be deemed for all legal purposes to be as valid and authentic as an original executed by the transmitting Party, and will be given the same legal effect as a written and signed paper original, and may be introduced as evidence in any proceeding as if such were original business records. Neither Party shall contest the admissibility of such Imaged Documents as evidence in any proceeding, and waive any objection they may have to the use of same.

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ELECTRICITY SALES AND PURCHASE AGREEMENT

ARTICLE 13: NOTICES
Legal Notices
Notices and payments shall be made by facsimile, email, courier, first class mail, or hand delivery. Notice should be sent to the addresses noted below, or any other address a Party provides to the other Party in writing:

If To Buyer
Attention	FORMTEXT
Address	FORMTEXT
City, State, Zip
Telephone / Fax	/
E-Mail	FORMTEXT

If To Seller
Attention	Contract Manager
Address	1500 Rankin Rd., Suite 200
City, State, Zip	Houston, TX 77073
Telephone / Fax	281.653.5090 / 281.653.1810
E-Mail	info@championenergyservices.com

ARTICLE 14: EXECUTION AND SIGNATURES
This Agreement will be binding if Seller and Buyer have each signed below and shall be effective as of the Effective Date specified above. The Parties intend that this Agreement shall not bind either Party unless it is executed by both Parties.

Buyer:	PANTHER CREEK POWER OPERATING, LLC
By:
(Signature)

(Name)

(Title)

Seller:	Champion Energy Services, LLC
By:
(Signature)

(Name)

(Title)

Electricity Sales and Purchase Agreement      Rev. 04.08.2022
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